Exhibit 99.1

ACCELRYS ANNOUNCES FIRST QUARTER FISCAL 2007 FINANCIAL RESULTS

GAAP Net Loss Reduced by 83% to $(0.3) million; Cash and Investments increase 12% from prior year

Company Reports Non-GAAP Net Income of $1.2 million

San Diego, August 2, 2006 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the quarter ended June 30, 2006.

“We are pleased with our financial performance during the first quarter as we reported sequential revenue growth and significantly reduced our net loss,” said Mark J. Emkjer, Accelrys President and Chief Executive Officer.

Revenue for the quarter ended June 30, 2006 increased 4% sequentially to $20.2 million from $19.4 million in the quarter ended March 31, 2006. Compared to the same quarter of last year, revenue declined 1% from $20.4 million in the year-ago quarter. The slight decline in revenue from the prior year is due to changes in foreign currency exchange rates over the past year. In local currencies, revenue was essentially unchanged from the first quarter of last year.

Total operating costs and expenses for the quarter ended June 30, 2006 were $20.6 million compared to $22.6 million for the quarter ended June 30, 2005, a decline of 9%. Expenses during the quarter ended June 30, 2006 included $0.5 million in professional services costs related to the completion of the restatement of our historical financial statements. Also included in the quarter ended June 30, 2006 was $1.0 million in stock-based compensation expenses primarily resulting from our adoption of Statement of Financial Accounting Standards No. 123R at the beginning of fiscal 2007. The year-ago quarter did not include any costs related to the restatement and only included stock-based compensation costs of $0.2 million. Excluding the impact of the restatement-related costs and stock-based compensation costs, total operating costs and expenses were $19.1 million for the quarter ended June 30, 2006, a 15% reduction from $22.3 million for the same quarter of last year.

The Company reported a net loss of $(0.3) million, or $(0.01) per share for the quarter ended June 30, 2006, an 83% reduction from a net loss of $(1.9) million, or $(0.07) per share, for the quarter ended June 30, 2005. Excluding the restatement-related costs and the stock-based compensation costs, non-GAAP net income was $1.2 million, or $0.04 per share, for the quarter ended June 30, 2006, an improvement of $2.9 million from a non-GAAP net loss of $(1.7) million, or $(0.06) per share reported in the year-ago quarter.

At June 30, 2006, the Company had total cash, cash equivalents, restricted cash and marketable securities of $63.3 million, an increase of 12% from June 30, 2005. The Company also had $53.9 million in deferred revenue at June 30, 2006, a 5% increase from June 30, 2005.

Non-GAAP Measures

This press release includes certain non-GAAP financial measures as outlined below. The Company believes the non-GAAP measures of total operating costs and expenses and net income (loss), adjusted to exclude the effect of certain costs related to the completion of the restatement and stock-based compensation costs, are useful for evaluating the operating performance of the Company because this information provides investors and others with a measure of operating results which allows for ease of comparison with historical results and with the results of other companies, and provides insight into on-going performance. Further, the Company’s management and Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets. The non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The following table contains a reconciliation of these measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands):

	Three months ended June 30, 2006	Three months ended June 30, 2005
GAAP Total costs and expenses	$20,566	$22,559
Less: Restatement-related costs	(493)	—
Less: Stock-based compensation costs	(1,009)	(218)
Non-GAAP Total costs and expenses	$19,064	$22,341

GAAP Net loss	$(329)	$(1,897)
Add back: Restatement-related costs	493	—
Add back: Stock-based compensation costs	1,009	218
Non-GAAP Net income (loss)	$1,173	$(1,679)

Conference Call Details

At 5:00 p.m. ET today, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial 1-866-578-5788 (+1 617-213-8057 outside the United States) and enter the access code, 66659337, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing 1-888-286-8010 (+1 617-801-6888 outside the United States) and entering access code, 98263358, from 7:00 p.m. ET August 2, 2006 through 11:59 p.m. ET, November 2, 2006.

About Accelrys

Accelrys, Inc. (ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers for product design as well as drug discovery and development. Accelrys technology and services are designed to meet the needs of today’s leading research organizations. The Company is headquartered in San Diego, California. Its materials research and development team is based at its European Headquarters and Centre of Excellence in Cambridge, UK. For more information see http://www.accelrys.com/.

Forward Looking Statements

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company’s actual results could differ materially from those projected in such forward looking statements due to a number of risks and uncertainties, including without limitation, the risks and uncertainties that are contained from time to time in the Company’s SEC filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended March 31, 2006. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Accelrys, Inc.

David Sankaran

858-799-5447

ACCELRYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2006 AND 2005

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	June 30, 2006	June 30, 2005

Revenue	$20,150	$20,404
Operating costs and expenses:
Cost of revenue	3,900	4,136
Product development	5,126	5,855
Sales and marketing	6,822	8,499
General and administrative	4,718	4,069
Total operating costs and expenses	20,566	22,559
Operating loss	(416)	(2,155)
Interest and other income, net	484	698
Income (loss) before income taxes	68	(1,457)
Income tax expense	397	440
Net loss	$(329)	$(1,897)
Basic and diluted net loss per share	$(0.01)	$(0.07)
Weighted averaged shares used to compute basic and diluted net loss per share	26,208	26,022

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

AS OF JUNE 30, 2006 AND 2005

(In thousands)

(Unaudited)

	June 30, 2006	March 31, 2006	June 30, 2005
Assets
Cash, cash equivalents, restricted cash and marketable securities	$63,304	$66,022	$56,327
Trade receivables, net	12,636	17,289	16,128
Other assets, net	63,039	63,444	66,789
Total assets	$138,979	$146,755	$139,244
Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	12,924	16,560	14,475
Total deferred revenue	53,917	61,269	51,566
Noncurrent liabilities, excluding deferred revenue	7,209	5,718	4,978
Total stockholders’ equity	64,929	63,208	68,225
Total liabilities and stockholders’ equity	$138,979	$146,755	$139,244